Exhibit 99.1

Contact: Tempur-Pedic Investor Relations, 800-805-3635

TEMPUR-PEDIC REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

– Pro Forma EPS Up 29% and GAAP EPS Up 20% in Fourth Quarter

– Company To Introduce New Products and Technology in 2007

– Initiates Quarterly Cash Dividend and Share Repurchase Program

LEXINGTON, KY, January 25, 2007 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced record earnings per share and net sales for the fourth quarter and year ended December 31, 2006. The Company also announced financial guidance for 2007, the initiation of a quarterly dividend and a share repurchase program.

FOURTH QUARTER 2006 FINANCIAL SUMMARY

•	Pro forma earnings per share (EPS) were $0.40 per diluted share in the fourth quarter of 2006 as compared to $0.31 per diluted share in the fourth quarter of 2005. GAAP EPS increased to $0.36 per diluted share from $0.30 per diluted share in the fourth quarter of 2005.

•	Net sales rose 19% to $256.6 million in the fourth quarter of 2006 from $215.6 million in the fourth quarter of 2005. Retail sales increased 23% worldwide. Domestic retail sales increased 29% and international retail sales increased 12%. Sales in the U.S. furniture and bedding retail channel were especially strong, with an increase of 39%.

•	Cash flow provided by operations increased 41% to $32.7 million in the fourth quarter of 2006 from $23.2 million in the fourth quarter of 2005.

•	Worldwide, mattress unit growth increased 16%. Domestic mattress unit growth was particularly robust, increasing 23%. International mattress unit growth was up 8%.

•	Worldwide, pillow unit growth increased 13%. Domestic pillow unit volume increased 25%. Domestic pillow units and revenue represented new all-time quarterly records.

FULL YEAR 2006 FINANCIAL SUMMARY

•	Pro forma EPS was $1.32 per diluted share for the full year 2006 as compared to $1.04 per diluted share for the full year 2005. GAAP EPS was $1.28 per diluted share for the full year 2006 as compared to $0.97 per diluted share for the full year 2005.

•	Net sales for the full year 2006 totaled $945.0 million, 13% higher than net sales for the full year 2005. Retail channel sales worldwide increased 19%.

•	Cash flow provided by operations rose 62% to $165.8 million for the full year 2006, up from $102.2 million for 2005.

Pro forma results exclude the impact related to the previously disclosed early redemption of the Company’s senior subordinated debt as well as the favorable impact of an income tax ruling. GAAP and pro forma 2006 results include $3.8 million of stock-based compensation expense, an increase of 31% compared to prior year, resulting from the Company’s adoption of FAS 123R. For a complete discussion of pro forma adjustments, see the Supplemental Information included later in this press release.

President and Chief Executive Officer H. Thomas Bryant commented, “Tempur-Pedic International delivered a great year during what was a challenging environment for our industry. We are very pleased with pro forma earnings per share above the high end of our guidance while meeting our expectations for net sales.”

“In the fourth quarter, our U.S. operations continued to demonstrate outstanding performance, resulting in significantly improved mattress unit growth and account productivity. We continued to grow market share and gained retail floor space. Our initiatives to improve pillow sales are having the desired impact as domestic unit volumes and sales hit an all-time quarterly high. In addition, domestic pillow sales were positively impacted by the recent introduction of the Symphony pillow.

“Internationally, we experienced excellent retail and third party growth in the fourth quarter. While our pillow business in Japan continued to be weak, for the first time in over two years international pillow sales and units were up. Our international mattress business gained market share with unit volumes increasing 8%.”

Bryant continued, “In 2007, we will focus our efforts on increasing market share by improving account productivity, expanding retail floor space, growing brand awareness and introducing key new products around the world. We will selectively expand retail accounts and our sales team. In addition, we will roll out company-wide the successful pillow initiatives we tested in 2006.”

New Technology and Product Introductions

The Company announced its latest technological innovation, ‘The BellaSonna Bed by Tempur-Pedic™.’ The mattress features TEMPUR material as the sleep surface and a patented support base called T-Flex™. T-Flex features a matrix of hundreds of individually-adjusting cylinders made from a new form of latex. This new product will have a suggested retail price of $4099 for a queen size mattress.

The Company announced the introduction of the ‘SymphonyBed by Tempur-Pedic™’ with suggested retail price of $1399 for a queen size mattress. The Company will also be rolling out several new mattress models across international markets as well as new pillows globally. The TEMPUR Scandinavian Supreme™ line, which includes three distinct mattress models, was launched at European trade shows in January 2007.

Bryant noted, “In 2007, we will continue to leverage our U.S. and international R&D investments and extend our innovation leadership through the introduction of multiple new products. The ‘BellaSonna Bed by Tempur-Pedic™’ will feature a new support base technology, which based on consumer testing we anticipate will be very popular. We also believe the ‘SymphonyBed by Tempur-Pedic™’ will allow us to exploit a key price point in the premium segment. In Europe, we expect our new mattress models will help us gain incremental floor space and market share.”

New Manufacturing Facility Opens

The Company announced that manufacturing commenced at its Albuquerque factory as planned at the start of the year, with the dedication ceremony to occur on January 26, 2007.

Bryant said, “We are thrilled to be producing mattresses at our new facility, which we believe is the world’s largest mattress factory. While we are still in the early stages of ramping up the facility, we are very pleased with our performance to date. We have recently accelerated our production plans to support the strong demand we are seeing in the U.S. Over the long term, we anticipate significant benefits including improved manufacturing productivity, lower inventory levels, reduced transportation costs and shorter cycle times.”

Initiating Cash Dividend and Share Repurchase Program

The Company announced its Board of Directors has adopted a policy to pay a $0.24 per share annual cash dividend to the owners of the Company’s common stock. The Board has declared a first quarter dividend of $0.06 per share that will be distributed on March 14 to stockholders of record as of February 27.

In addition, the Company’s Board of Directors has approved a share buyback of up to $100 million of the Company’s common stock. Stock repurchases under this program may be made through open market transactions, negotiated purchases or otherwise, at times and in such amounts as management and a committee of the Board deem appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, financing and regulatory requirements and other market conditions. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

This dividend and the share repurchase program may be limited, suspended or terminated at any time without prior notice.

Chief Financial Officer Dale Williams stated, “The strength of Tempur-Pedic’s cash flow generation capabilities has been proven over a long period of time. We generated $166 million in cash flow from operations during 2006 and, in the second half of the year we reduced debt by over $56 million. We firmly believe that initiating a dividend and a share repurchase program are excellent ways to leverage the business’s strong cash flow dynamics as we seek to maximize shareholder value.”

2007 Guidance

The Company issued full-year 2007 guidance for net sales and earnings per share. It currently expects net sales for 2007 to range from $1.04 billion to $1.07 billion, an increase of 10% to 13% over 2006. It currently expects GAAP EPS for 2007 to range from $1.50 to $1.54. This guidance reflects an increase of 14% to 17% compared to 2006 pro forma EPS of $1.32. The Company’s earnings guidance reflects the Company’s traditional practice of incurring heavier marketing expenditures as a percentage of sales in the first quarter of each year. The Company noted this EPS guidance includes an incremental $2 million of stock-based compensation expense as compared to 2006. The Company also noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Bryant concluded, “The specialty bedding category, led by Tempur-Pedic, continues to expand at the expense of the traditional innerspring mattress category. Over the long term, we expect to gain market share and improve productivity as we scale our business into a billion dollar company on our path to become the worldwide bedding leader. We are very confident in our future prospects and look forward to what we expect will be a very successful new year.”

Conference Call Information

Tempur-Pedic International will host a live conference call with President and Chief Executive Officer H. Thomas Bryant and Chief Financial Officer Dale E. Williams to discuss financial results today, January 25, 2007 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-291-9234, conference ID#93378788. The call is also being webcast, and can be accessed at http://www.tempurpedic.com/ir.

For those who cannot listen to the live broadcast, a replay of the call will be available from January 25, 2007 at 8:00 p.m. Eastern Time through February 1, 2007. To listen to the telephone replay, dial 888-286-8010, conference ID #42432743. An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, statements relating to the impact of initiatives to accelerate growth, maintain costs and improve manufacturing productivity, the rollout and market acceptance of new products, increase in brand awareness, growth in international sales, and expectations regarding floor expansion in the retail channel, market share gains and net sales and net earnings per share for 2007, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions and consumer confidence; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the US retail furniture channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes premium mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in specialty sleep, the fastest growing segment of the estimated $12 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,		Chg %	December 31,		Chg %
	2006	2005		2006	2005
Net sales	$256,580	$215,643	19%	$945,045	$836,732	13%
Cost of sales	129,835	106,997		484,507	412,790

Gross profit	126,745	108,646	17%	460,538	423,942	9%

Selling and marketing expenses	44,557	37,661		171,787	162,808
General and administrative expenses	20,197	15,989		75,718	67,823
Research and development expenses	697	752		3,728	2,696

Operating income	61,294	54,244	13%	209,305	190,615	10%

Other income (expense), net:
Interest expense, net	(6,518)	(4,958)		(23,920)	(20,264)
Loss on extinguishment of debt	(10,722)	(3,528)		(10,722)	(4,245)
Other income (expense), net	244	(225)		102	366

Total other expense	(16,996)	(8,711)		(34,540)	(24,143)

Income before income taxes	44,298	45,533		174,765	166,472
Income tax provision	13,844	15,172		62,443	67,143

Net income	$30,454	$30,361	0%	$112,322	$99,329	13%

Earnings per share:
Basic	$0.37	$0.32		$1.32	$1.01

Diluted	$0.36	$0.30		$1.28	$0.97

Weighted average shares outstanding:
Basic	83,110	95,762		84,922	98,012

Diluted	85,653	99,563		87,530	102,144

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31, 2006	December 31, 2005	Chg %
ASSETS

Current Assets:
Cash and cash equivalents	$15,788	$17,855
Accounts receivable, net	142,059	111,726
Inventories	61,736	81,064
Prepaid expenses and other current assets	8,002	11,072
Income taxes receivable	588	19
Deferred income taxes	9,383	6,532

Total Current Assets	237,556	228,268	4%

Property, plant and equipment, net	215,428	193,224
Goodwill	198,207	199,962
Other intangible assets, net	70,826	73,908
Deferred financing and other non-current assets, net	3,649	6,949

Total Assets	$725,666	$702,311	3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$48,297	$33,639
Accrued expenses and other	63,973	56,570
Current portion of long-term debt	19,497	30,770

Total Current Liabilities	131,767	120,979	9%

Long-term debt	341,635	313,711
Deferred income taxes	38,536	40,386
Other non-current liabilities	380	906

Total Liabilities	512,318	475,982	8%

Stockholders’ Equity:
Common stock, $.01 par value; 300,000 shares authorized; 99,215 shares issued in 2006 and in 2005	992	992
Additional paid in capital	264,709	255,369
Deferred stock compensation, net of amortization of $12,312 in 2005	—	(2,196)
Retained earnings	140,608	46,245
Accumulated other comprehensive income	3,992	1,137
Treasury stock, at cost; 15,993 and 6,767 shares in 2006 and in 2005, respectively	(196,953)	(75,218)

Total Stockholders’ Equity	213,348	226,329	(6)%

Total Liabilities and Stockholders’ Equity	$725,666	$702,311	3%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(In thousands)

	Twelve Months Ended
	December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$112,322	$99,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,828	24,999
Amortization of deferred financing costs	1,868	2,153
Loss on extinguishment of debt	10,722	4,245
Amortization of stock-based compensation	3,847	2,883
Allowance for doubtful accounts	3,464	2,666
Deferred income taxes	(1,304)	4,657
Foreign currency adjustments	41	1,022
Loss on sale of equipment and other	488	754
Changes in operating assets and liabilities:
Accounts receivable	(27,608)	(27,273)
Inventories	21,284	(18,448)
Prepaid expenses and other current assets	3,327	258
Accounts payable	11,265	1,653
Accrued expenses and other	2,530	(1,772)
Income taxes	(1,259)	5,123

Net cash provided by operating activities	165,815	102,249

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for trademarks and other intellectual property	(936)	(2,014)
Purchases of property, plant and equipment	(37,211)	(84,881)
Proceeds from sale of equipment	286	311

Net cash used by investing activities	(37,861)	(86,584)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	277,772	368,500
Repayments of long-term revolving credit facility	(92,500)	(302,500)
Proceeds from issuance of long-term debt	—	109,858
Repayments of long-term debt	(73,329)	(173,688)
Proceeds from issuance of Series A Industrial Revenue Bonds	—	53,925
Repayment of Series A Industrial Revenue Bonds	(5,760)	—
Repayments of senior subordinated notes	(97,500)	—
Redemption premium on senior subordinated notes	(7,620)	—
Common stock issued, including reissuances of treasury stock	4,045	2,551
Excess tax benefit from stock based compensation	7,693	—
Stock repurchased	(144,000)	(76,000)
Payments for deferred financing costs	(1,277)	(2,601)

Net used by financing activities	(132,476)	(19,955)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,455	(6,223)

Decrease in cash and cash equivalents	(2,067)	(10,513)

CASH AND CASH EQUIVALENTS, beginning of period	17,855	28,368

CASH AND CASH EQUIVALENTS, end of period	$15,788	$17,855

Supplemental Information

Pro Forma Net Income

To further provide investors useful information, pro forma net income is presented for the three and twelve months ended December 31, 2006 and represents the Company’s GAAP net income before income tax expense on loss on debt extinguishment arising from the write-off of deferred financing costs and the cash redemption premium paid in connection with the early redemption in December 2006 of the Company’s 10 1/4% Senior Subordinated Notes due 2010 and a recent favorable income tax ruling.

The Company believes that excluding the above items provide a measure that is more representative of ongoing costs and therefore more comparable to the Company’s historical operations. The following is a reconciliation of GAAP net income to pro forma net income and per share amounts:

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Pro Forma Net Income

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
GAAP net income	$30,454	$30,361	$112,322	$99,329
Loss on extinguishment of debt, net of tax	6,703	2,212	6,703	2,212
Income taxes	(3,079)	(1,508)	(3,079)	4,983

Pro forma net income	$34,078	$31,065	$115,946	$106,524

GAAP net income per share, diluted	$0.36	0.30	1.28	0.97
Loss on extinguishment of debt, net of tax	0.08	0.02	0.08	0.02
Income taxes	(0.04)	(0.01)	(0.04)	0.05

Pro forma net income per share, diluted	$0.40	$0.31	$1.32	$1.04

Summary of Channel Sales

The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the fourth quarter of 2006 compared to 2005:

($ in thousands)

	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2006	2005	2006	2005	2006	2005
By Sales Channel
Retail	$204,334	$166,580	$135,169	$104,838	$69,165	$61,742
Direct	22,530	24,768	19,418	20,882	3,112	3,886
Healthcare	13,376	11,844	3,522	2,654	9,854	9,190
Third Party	16,340	12,451	5,045	3,605	11,295	8,846

Total	$256,580	$215,643	$163,154	$131,979	$93,426	$83,664

Summary of Product Sales

A summary of net sales by product is reported below:

($ in thousands)

	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2006	2005	2006	2005	2006	2005
Net Sales
Mattresses	$172,782	$142,418	$115,822	$93,466	$56,960	$48,952
Pillows	38,872	33,367	19,471	15,222	19,401	18,145
Other	44,926	39,858	27,861	23,291	17,065	16,567

Total	$256,580	$215,643	$163,154	$131,979	$93,426	$83,664

Units Sold(1)
Mattresses	204,351	176,221	110,700	89,689	93,651	86,532
Pillows	753,966	669,529	392,170	313,004	361,796	356,525

(1)	Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.

The following table highlights net sales information, by channel and by segment, for the full year of 2006 compared to 2005:

($ in thousands)

	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,
	2006	2005	2006	2005	2006	2005
By Sales Channel
Retail	$759,792	$638,977	$517,917	$426,069	$241,875	$212,908
Direct	85,482	103,197	75,239	88,555	10,243	14,642
Healthcare	45,205	45,949	12,610	10,998	32,595	34,951
Third Party	54,566	48,609	16,015	10,664	38,551	37,945

Total	$945,045	$836,732	$621,781	$536,286	$323,264	$300,446

Summary of Product Sales

A summary of net sales by product is reported below:

($ in thousands)

	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,
	2006	2005	2006	2005	2006	2005
Net Sales
Mattresses	$651,901	$566,460	$455,666	$391,942	$196,235	$174,518
Pillows	126,335	126,227	60,111	54,014	66,224	72,213
Other	166,809	144,045	106,004	90,330	60,805	53,715

Total	$945,045	$836,732	$621,781	$536,286	$323,264	$300,446

Units Sold(1)
Mattresses	774,484	685,316	450,433	383,663	324,051	301,653
Pillows	2,463,107	2,535,981	1,192,423	1,100,725	1,270,684	1,435,256

(1)	Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.